EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Calvert Management Series:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2017, with respect to the financial statements of Calvert Tax-Free Responsible Impact Bond Fund, a series of Calvert Management Series, as of December 31, 2016, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 28, 2017